As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-192451

Registration No. 333-201233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM S-1

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-192451

Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-201233

UNDER
THE SECURITIES ACT OF 1933

Broadway Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6035	95-4547287
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5055 Wilshire Boulevard
Suite 500
Los Angeles, California 90036
(323) 634-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brenda J. Battey
Chief Financial Officer
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 634-1700
BBattey@broadwayfederalbank.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James R. Walther, Esq.
Arnold & Porter LLP
777 South Figueroa Street, Suite 4400
Los Angeles, California 90017
Ph: (213) 243-4297
Fax: (213) 243-4199
James.Walther@aporter.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the Registration Statements, as amended.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”) of Broadway Financial Corporation (the “Company”):

1. Registration Statement on Form S-1 of the Company originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 15, 2015 (Registration No. 333-201233); and

2. Registration Statement on Form S-1 of the Company originally declared effective by the SEC on January 8, 2014, as amended by Post-Effective Amendment No. 1 thereto declared effective by the SEC on May 1, 2014 (Registration No. 333-192451).

These Post-Effective Amendments are being filed to:

(a)                                 include the financial statements and other information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 28, 2016;

(b)                                 provide for forward incorporation by reference of documents filed by us with the SEC after the date hereof in accordance with the authority provided by Section 84001 of the Fixing America’s Surface Transportation Act and the related amendments adopted by the SEC to Item 512 of Regulation S-K and Form S-1; and

(c)                                  remove from registration and from the Registration Statements all of the shares and selling stockholders set forth in the Registration Statements, other than those set forth herein.

The form of prospectus included herein is proposed to be used as a single prospectus for each of the two amended Registration Statements identified above.

No additional securities are being registered hereby.  All applicable registration fees were paid in connection with the original filings of the Registration Statements.

PROSPECTUS

BROADWAY FINANCIAL CORPORATION

22,886,946 Shares of Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders named in this prospectus of up to 22,886,946 shares of common stock, which would constitute 78.7% of our outstanding common stock if all such shares were sold.

The selling stockholders may sell, transfer or otherwise dispose of any or all of their shares of common stock from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  Such sales, transfers or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale pursuant to this prospectus and we will not receive any of the proceeds from sales of the shares covered hereby.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “BYFC.”  On September 12, 2016, the closing sale price for our common stock, as reported by the NASDAQ Capital Market, was $1.64 per share.

Investing in our common stock involves substantial risks.  You should carefully read the section entitled “Risk Factors” commencing on page 5 of this prospectus before investing in our common stock.

The shares of common stock offered hereby are not savings accounts, deposits or any other debt obligations of any savings and loan association or bank, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission, the Board of Governors of the Federal Reserve System or any other regulatory authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated September 16, 2016

You should rely only on the information contained or incorporated by reference in this prospectus.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  This prospectus is not an offer to sell these securities, and neither we nor any selling stockholder is soliciting offers to buy these securities, in any state or other jurisdiction in which the offer or sale of these securities is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of these securities.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date stated herein for such information or, if no date is stated for such information herein, then the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the date of delivery of this prospectus or any sale of these securities.

As used in this prospectus, unless the context requires otherwise, references to “the Company,” “we,” “us,” or “our” refer to Broadway Financial Corporation and its subsidiaries and, except as otherwise indicated, references to our “common stock” refer to the class of common stock of the Company, par value $0.01 per share, having full voting rights, and do not include the Company’s separate authorized class of stock referred to as “non-voting common stock.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  These forward-looking statements involve risks, uncertainties and assumptions, including those described in registration statements, annual reports and other periodic reports and documents we file from time to time with the Securities and Exchange Commission (the “SEC”).  Such statements may relate to our strategy, future operations, future financial position, future revenue, projected costs, or plans and objectives of the board of directors and management.  All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking.  Words such as “anticipate,” “believe,” “continues,” “expect,” “estimates,” “intend,” “project” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

We caution readers that forward-looking statements are not a guarantee of future performance or conditions.  Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met.  Numerous important factors, risks and uncertainties affect our operating results and could cause actual results to differ in material respects from the results implied by these or any other forward-looking statements.  These potential factors, risks and uncertainties include, among others:

•                  the level of demand for mortgage loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws and the demographics of our lending markets;

•                  the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest earning assets and the costs of our interest-bearing liabilities;

•                  the rate and amount of loan losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans;

•                  changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase our loan loss allowances, reduce our investments in certain types of loans, or make other changes in our business operations;

•                  actions undertaken by both current and potential new competitors;

•                  the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete;

•                  the effect of changes in economic conditions;

•                  the effect of geopolitical uncertainties;

•                  an inability to obtain and retain sufficient cash at our holding company level; and

•                  other risks and uncertainties detailed in our most recent Annual Report on Form 10-K, as amended, including those described in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” thereof, and in the other reports and documents that we file with the SEC that are incorporated herein by reference.

You should carefully consider such potential factors, risks, uncertainties and other information, disclosures and discussions, which contain cautionary statements identifying important factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

iii

PROSPECTUS SUMMARY

This summary highlights important information about our business and about the common stock described herein.  This summary does not contain all of the information that you may consider to be important to your decision whether to purchase any common stock offered hereby.  You should carefully read this prospectus in its entirety, including the reports and other documents incorporated by reference herein, before making an investment decision.  In particular, you should read the section of this prospectus entitled “Risk Factors,” and the financial statements and related notes, and other information, included in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this prospectus.

BROADWAY FINANCIAL CORPORATION

Our Business

Broadway Financial Corporation was incorporated under Delaware law in 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Savings and Loan Association (“Broadway Federal” or the “Bank”) as part of the Bank’s conversion from a federally chartered mutual savings association to a federally chartered stock savings bank.  In connection with the conversion, the Bank’s name was changed to Broadway Federal Bank, f.s.b.  The conversion was completed, and the Bank became a wholly owned subsidiary of the Company, in January 1996.

The Company is regulated as a savings and loan holding company by the Board of Governors of the Federal Reserve System (the “FRB”).  The Bank is regulated by the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank’s deposits are insured up to applicable limits by the FDIC.  The Bank is also a member of the Federal Home Loan Bank of San Francisco.

We are headquartered in Los Angeles, California and our principal business is the operation of our wholly-owned subsidiary, Broadway Federal, which has two offices in Los Angeles and one in the nearby city of Inglewood, California.  Broadway Federal’s principal business consists of attracting deposits from the general public in the areas surrounding our branch offices and investing those deposits, together with funds generated from operations and borrowings, primarily in mortgage loans secured by (i) residential properties with five or more units (“multi-family”), (ii) commercial real estate and (iii) residential properties with one-to-four units (“single family”).  In addition, we invest in securities issued by the federal government and federal agencies, residential mortgage-backed securities and other investments.

Our revenue is derived primarily from interest income on loans and investments.  Our principal costs are interest expenses that we incur on deposits and borrowings, together with general and administrative expenses.  Our earnings are significantly affected by general economic and competitive conditions, particularly monetary trends and conditions, including changes in market interest rates and the differences in market interest rates for the interest bearing deposits and borrowings that are our principal funding sources and the interest yielding assets in which we invest, as well as government policies and actions of regulatory authorities.

We are a corporation organized under the laws of the State of Delaware.  Our principal executive offices are located at 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, our telephone number is (323) 634-1700 and our website is located at www.broadwayfederalbank.com.  The contents of our website are not part of this prospectus.

Financial Restructuring Transactions

Holding Company Liquidity

Our principal sources of funds have historically been dividends from the Bank and, to a lesser extent, capital provided by investors.  From June 2010 until November 23, 2015 the Bank was not permitted to pay dividends to us because of limitations in a consent cease and desist order that the Bank entered into with the OCC on October 30, 2013, and a previous consent cease and desist order entered into with the OCC’s predecessor regulatory agency in September 2010.  Following a regulatory examination of the Bank, the OCC terminated the consent order applicable to the Bank effective November 23, 2015.  A consent cease and desist order applicable to the Company that was originally issued in July 2010 was terminated by the FRB on February 5, 2016.

Under the regulatory orders described above, we were also not permitted to make payments on our indebtedness without prior notice to and receipt of written notice of non-objection from the FRB.  During 2010, we ceased paying interest on our $6.0 million aggregate principal amount of Floating Rate Junior Subordinated Debentures, which we refer to herein as the Debentures, and we did not have sufficient liquidity to pay the principal and accrued interest on the Debentures when they matured on March 17, 2014.  In addition, in June 2010, the Company ceased paying interest on the $5.0 million outstanding principal amount of its then outstanding line of credit loan from another financial institution, which we refer to herein as the Bank Loan, and was not able to repay the Bank Loan at its original maturity date of July 31, 2010.  In addition, under the terms of the Debentures, we were not allowed to make payments on the Debentures if we were in default on any of our senior indebtedness, which term included the Bank Loan.

The Company issued the Debentures on March 17, 2004 in a private placement to a trust that had been established to purchase subordinated debt and preferred stock issued by multiple community banks.  Interest is payable on the Debentures quarterly at a rate per annum equal to the 3-Month LIBOR plus 2.54%.

2014 Transactions

During the first quarter of 2014, we obtained conditional approval from the trust that held the Debentures of our proposal to extend the maturity of the Debentures to March 17, 2024, in exchange for payment of $900 thousand of the principal amount of the Debentures at face value and payment of all accrued interest on the Debentures through the effective date of the extension.  We subsequently satisfied the conditions to implementation of this proposal, including, among others, obtaining the requisite Debenture holder approval, obtaining written confirmation of non-objection to the proposal and related transactions from the FRB, securing approval by our senior lender, and raising at least $6.0 million of additional common equity capital.

We completed the modification of the Debentures and related transactions on October 16, 2014, on which date we concurrently: consummated private placements of 8,829,549 shares of common stock, including 6,973,320 shares of non-voting common stock, for gross proceeds of $9.7 million; made the required payments of principal and accrued interest on the Debentures; executed a Supplemental Indenture for the Debentures that extended the maturity of the remaining $5.1 million principal amount of the Debentures to March 17, 2024 and modified the payment terms thereof; and repaid the outstanding principal amount of the defaulted Bank Loan of $2.4 million, together with all accrued interest thereon.  The modified terms of the Debentures require quarterly payments of interest only for the next three years.  Starting in June 2019, we will be required to make quarterly payments of equal amounts of principal, plus interest, until the Debentures are fully amortized on March 17, 2024.  We have the right to call the Debentures for redemption at any time.  The interest rate on the Debentures was maintained at the original rate of 3-Month LIBOR plus 2.54%.  As a result of the completion of these transactions, the Company paid off all of its senior debt and became current on the Debentures.

2013 Recapitalization Transactions

In 2013, we simplified the Company’s capital structure through completion of the following recapitalization transactions:

•                  The issuance of 8,776 shares of Series F Common Stock Equivalent (the “Common Stock Equivalents”) in exchange for the five series of the Company’s formerly outstanding preferred stock that had an aggregate liquidation value or preference of $17.6 million, including two series of preferred stock, which we refer to as the TARP preferred stock, that the Company had issued to the Treasury Department pursuant to the Capital Purchase Program component of the Treasury Department’s Troubled Asset Relief Program.  The parties agreed to value the Common Stock Equivalents issued for this purpose at $8.8 million based on the price at which shares of our common stock were sold in the subscription offering referred to below.

•                  The issuance of 2,646 shares of Common Stock Equivalents in exchange for all of the accumulated dividends on the TARP preferred stock, totaling $2.6 million as of the date of the exchange;

•                  The issuance of 2,575 shares of Common Stock Equivalents in exchange for $2.6 million principal amount of the Company’s $5 million principal amount of borrowings under its then outstanding Bank Loan;

•                  The forgiveness of the $1.8 million of accrued interest on the entire $5 million principal amount of the Bank Loan as of the date of the above-described exchange of Common Stock Equivalents for $2.6 million of the principal amount of the Bank Loan;

•                  The modification of the terms of the remaining $2.4 million principal amount of the Bank Loan to, among other matters, extend the maturity and terminate application of the default interest rate thereon;

•                  The exchange of 698 shares of Common Stock Equivalents issued to one of the investors in our preferred stock, who had purchased a portion of the Bank Loan in connection with such exchange, for 6,982 shares of Series G Non-Voting Preferred Stock; and

•                  The issuance of 4,235,500 shares of common stock in private sales at a price of $1.00 per share, yielding $4.2 million in gross proceeds.  A portion of the proceeds of the subscription offering were used to invest additional capital in the Bank and to repay all of the inter-company payables owed to the Bank by the Company.

The Common Stock Equivalents and Series G Preferred Stock issued as described above converted automatically in accordance with their terms into shares of common stock and shares of non-voting common stock, respectively, on December 2, 2013, following approval by our stockholders at a meeting held on November 27, 2013 of amendments to our certificate of incorporation authorizing an increase in our authorized number of shares of common stock from 8,000,000 to 50,000,000 shares and authorizing the issuance of up to 5,000,000 shares of a new class of non-voting common stock.  Each Common Stock Equivalent converted into 1,000 shares of common stock and each share of Series G Preferred Stock converted into 100 shares of non-voting common stock.

Additional Information

For further information regarding our business, financial condition, results of operations, the financial restructuring transactions summarized herein, and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Reports on Form 10-K for the year ended December 31, 2015.  For information on where you can find copies of these documents, please see the section of this prospectus entitled “Where You Can Find More Information.”

THE OFFERING

The following is a brief summary of the offering to which this prospectus relates.  You should read the entire prospectus carefully, including “Risk Factors” and the information relating to us, including our consolidated financial statements contained in our filings with the SEC and incorporated by reference into this prospectus.

Issuer	Broadway Financial Corporation

Shares of common stock offered by the selling stockholders	22,886,946 shares of common stock

Shares of common stock outstanding, including the shares offered hereby	29,076,708(1)

Use of Proceeds	We will not receive any of the proceeds from sales of the common stock offered hereby, all of which are being offered by the selling stockholders.

Risk Factors

An investment in our common stock involves substantial risks that should be carefully considered by prospective investors before investing in our common stock. See “Risk Factors” commencing on page 5 of this prospectus.

Trading Symbol	Our common stock is traded on the NASDAQ Capital Market under the symbol “BYFC.”

(1)  Includes 7,671,520 outstanding shares of non-voting common stock, which shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.  See “Description of Our Securities” for descriptions of our common stock and non-voting common stock.

RISK FACTORS

Investing in our common stock involves substantial risks including, without limitation, those set forth below.  In addition to the risks summarized herein or in documents incorporated herein by reference, we may be subject to other risks from time to time that are not currently known to us or that we do not currently consider to be material, but which may have material adverse effects on our future results of operations and financial condition, and on the market price of our common stock.  You should carefully consider all of the information set forth in this prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus prior to purchasing our common stock.

Risks Related to Our Business

A downturn in the real estate market could seriously impair our loan portfolio and operating results.

Most of our loan portfolio consists of loans secured by various types of real estate located in Southern California.  Real estate values in the region declined substantially from 2008 through 2011 because of the economic downturn during that period and the Bank experienced significant increases in loan delinquencies and defaults, which resulted in increases in the number and amount of nonperforming assets.  These assets included loans on which the borrowers did not make required payments, loans that we restructured to permit the borrower to make smaller payments, and real estate that we acquired through foreclosures.  This necessitated increasing our loss allowances and writing down the book value of many of our loans to the fair value, net of estimated selling costs, of the collateral securing those loans.  These actions significantly reduced our income and resulted in substantial net operating losses during the period from 2009 through 2011.  In the recent years, real estate values have improved and we have been successful in reducing our ratios of non-performing assets to total assets.  If real estate values in the Southern California markets that we serve decline, or higher vacancies occur and other factors deteriorate, then the financial condition of our borrowers could be harmed, and the collateral for our loans may provide less security, both of which would likely cause the Bank to suffer losses.

Our allowance for loan losses may not be adequate to cover actual loan losses.

We try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans that we make.  Losses nevertheless occur.  We establish allowances for estimated loan losses in our accounting records through loss provisions, which are recorded as provisions that reduce our income.  We base our decisions regarding the prudent amount of these loss provisions and allowances on our estimates of the following factors, among others:

•                  historical experience with our loans;

•                  evaluation of current economic conditions;

•                  reviews of the quality, mix and size of the overall loan portfolio;

•                  reviews of loan delinquencies, including trends in such delinquencies;

•                  reviews of the financial condition and operating cash flows of our borrowers; and

•                  the quality of the collateral underlying our loans, based in part on independent appraisals by third parties.

If our actual loan losses exceed the amount that we have allocated for estimated probable losses, our net income and our financial condition could be materially and adversely affected.  Evaluation of many of the factors that are relevant to the determination of the appropriate levels of loss provisions and allowances is an inherently subjective process, and our conclusions are subject to review by our regulators in the course of regular periodic and special examinations of the Bank.  The regulatory examiners may make different judgments on such matters based on the information available to them at the time of their examinations and may require that we increase the amounts of our loss provisions and allowances.

Changes in interest rates affect our profitability.

Changes in prevailing interest rates may hurt our business.  We derive our income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities.  In general, the wider the spread, the more we earn.  When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate.  In addition, the timing and rate of change in the interest that we earn on our assets do not necessarily match the timing and rate of change in the interest that we must pay on our deposits and other interest-bearing liabilities, even though substantially all of our loans have variable interest rates.  This can cause increases or decreases in our spread and can greatly affect our income.  In addition, interest rate fluctuations can affect how much money we may be able to lend and our ability to attract and retain customer deposits, which are an important source of funds for making and holding loans.

Changes in governmental regulation may impair our operations or restrict our growth.

We are subject to substantial governmental supervision and regulation, which are intended primarily for the protection of depositors.  Statutes and regulations affecting our business may be changed at any time, and the interpretation of existing statutes and regulations by examining authorities may also change.  Within the last several years Congress and the federal bank regulatory authorities have made significant changes to these statutes and regulations.  There can be no assurance that such changes to the statutes and regulations or in their interpretation will not adversely affect our business.  We are also subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry.  If we fail to comply with federal bank regulations, our regulators may limit our activities or growth, assess civil money penalties against us or place the Bank into conservatorship or receivership.  Bank regulations can hinder our ability to compete with financial services companies that are not regulated or are less regulated.

Risks Related to Ownership of Our Common Stock

The United States Treasury Department is our largest stockholder and may make decisions with respect to fundamental corporate transactions that may be different from the interests of other stockholders.

The Treasury Department owns approximately 47.4% of our outstanding voting common stock, which percentage would decline to 34.9% if all currently outstanding shares of our non-voting common stock were converted into voting common stock in accordance with their terms.  The Treasury Department has agreed generally to vote its shares of our common stock in the same proportions (for, against or abstain) as our other common stockholders do in the aggregate, but has excepted voting on certain important matters from its proportional voting agreement.  These include:  election and removal of directors; approval of business combinations, including sales of all or substantially all of our assets or property; approval of dissolution of the Company; approval of any issuance of securities of the Company on which our common stockholders are entitled to vote; and amendments to our certificate of incorporation or bylaws on which our common stockholders are entitled to vote.  Accordingly, the Treasury Department has the ability to exercise a substantial influence over these important matters.  In pursuing its economic interests, the Treasury Department may make decisions with respect to fundamental corporate transactions that may be different from the interests of other stockholders.

The price of our common stock is volatile and you may not be able to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, including the following:

•                  actual or anticipated changes in our operating results and financial condition;

•                  actions by our current stockholders, including sales of common stock by the Treasury Department or by other substantial stockholders and/or directors and executive officers;

•                  the limited number of our shares that are held by the general public, commonly called the “public float,” and our small market capitalization;

•                  failure to meet stockholder or market expectations regarding loan and deposit volume, revenue, asset quality or earnings;

•                  speculation in the press or the investment community relating to us or the financial services industry generally;

•                  fluctuations in the stock price and operating results of our competitors;

•                  proposed or adopted regulatory changes or developments;

•                  investigations, proceedings, or litigation that involve or affect us;

•                  the performance of the national and California economy and the real estate markets in California, particularly Southern California;

•                  general market conditions and, in particular, developments related to market conditions for the financial services industry;

•                  additions or departures of key personnel;

•                  changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to our common stock or those of other financial institutions; and

•                  actions taken by bank regulatory authorities, including required additions to our loan loss reserves or the issuance of revised or additional cease and desist orders, based on adverse evaluations of our loans and other assets, our operating results, our management practices and procedures or other aspects of our business.

Future sales or other dilution of our equity may adversely affect the market price of our common stock.

The issuance of additional shares of common stock, or securities that are convertible into our common stock, could be substantially dilutive to existing holders of our common stock.  The market value of our common stock could also decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock or the perception that such sales could occur.

Resales of our common stock in the public market by current investors may cause the market price of our common stock to fall.

In addition to possible sales of our common stock by the selling stockholders named herein, certain of the investors who acquired our stock in connection with the financial restructuring transactions described herein may resell their shares in the public market without registration of such sales with the SEC based on the size of their holdings of shares of our common stock and the period of time that they have held such shares.  The shares of our common stock held by four of such investors, each of whom owns less than 5% of our outstanding common stock, aggregated to 3,063,576 shares, or 10.54% of our total shares, at August 31, 2016.  The market value of our common stock could decline as a result of sales by our investors of a substantial amount of the common stock held by each of them, or the perception that they may initiate such sales.

Anti-takeover provisions of our articles of incorporation and bylaws and federal and state law may limit the ability of another party to acquire us, which could depress our stock price.

Various provisions of our articles of incorporation and bylaws and certain other actions that we have taken could delay or prevent a third-party from acquiring control of us even if doing so might be beneficial to our stockholders.  These include, among others, our classified board of directors, the fact that directors may only be removed for cause, advance notice requirements for stockholder nominations of director candidates or presenting proposals at annual stockholder meetings, super-majority stockholder voting requirements for amendments to our certificate of incorporation and bylaws, and for certain business combination transactions, and the authorization to issue “blank check” preferred stock by action of our board of directors, without obtaining stockholder approval.  See “Description of Our Securities — Certain Anti-Takeover Effects.”  These provisions could be used by our board of directors to prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our common stock.

Our common stock is not insured and you could lose the value of your entire investment.

An investment in shares of our common stock is not a deposit and is not insured against loss or guaranteed by the FDIC or any other government agency or authority.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholders.

SELLING STOCKHOLDER INFORMATION

This prospectus covers 22,886,946 shares of common stock that may be sold from time to time by the selling stockholders identified herein.

The shares offered hereby were issued to the Treasury Department as described herein and in our Annual Report on Form 10-K for the year ended December 31, 2014 and to the other selling stockholders in the financial restructuring transactions completed in 2013 and 2014, described herein under the caption “Broadway Financial Corporation—Financial Restructuring Transactions.”

The table below has been prepared based upon the information furnished to us by the selling stockholders.  We do not know whether, when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of common stock covered hereby.  As a result, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  For purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholders.

We have filed the registration statements of which this prospectus is a part, to fulfill contractual obligations to the respective selling stockholders to do so pursuant to agreements entered into in connection with the financial restructuring transactions described herein and our sales of the TARP preferred stock referred to herein to the Treasury Department.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)	Percent of Class Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering(3)	Percent of Class Beneficially Owned After the Offering(2)(3)
CJA Private Equity Financial Restructuring Master Fund I L.P. (4)(5)	8,299,136	28.54	8,299,136	—	—

Hope Bancorp, Inc. (6)	1,925,000	6.62	1,925,000	—	—

National Community Investment Fund (7)	2,516,810	8.66	2,516,810	—	—

United States Department of the Treasury	10,146,000	34.89	10,146,000	—	—

Total:	22,886,946	78.71	22,886,946	—	—

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Based upon representations of the selling stockholders, we believe that, except as otherwise indicated in the following footnotes to this table, the selling stockholders possess sole voting and investment power over all shares of common stock shown as beneficially owned by the selling stockholders. Shares beneficially owned include shares of both voting common stock and non-voting common stock.

(2)

Based on the 21,405,188 shares of common stock outstanding as of August 31, 2016 plus 7,671,520 shares of the Company’s non-voting common stock that may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with permitted sales of such stock.

(3)	Assumes that all securities offered hereby are sold.

(4)

Christopher J. Acito, managing member of Christopher J. Acito & Associates LLC, has sole investment and voting power with respect to these shares.  Christopher J. Acito & Associates LLC is the managing member of CJA Private Equity Financial Restructuring GP I Ltd., which is the general partner of CJA Private Equity Financial Restructuring Master Fund I LP.

(5)

Includes 6,169,320 shares of the Company’s non-voting common stock.  Such shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.

(6)	Includes 500,000 shares held by Bank of Hope, a wholly-owned subsidiary of Hope Bancorp, Inc.

(7)

Includes 1,014,610 shares of the Company’s voting common stock and 1,502,200 shares of the Company’s non-voting common stock. The non-voting shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.  Saurabh Narain, Chief Executive and Trustee, and Carlton Jenkins, Trustee, share investment and voting power with respect to the shares held by the National Community Investment Fund in their capacities as trustees thereof.

PLAN OF DISTRIBUTION

The selling stockholders, which term includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may sell or otherwise dispose of from time to time any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales or dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling or otherwise disposing of shares of common stock or interests therein:

•                ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                an exchange distribution in accordance with the rules of the applicable exchange;

•                privately negotiated transactions;

•                short sales effected after the date hereof;

•                through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•                a combination of any such methods of sale; and

•                any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, using this prospectus, or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the selling stockholders list herein to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sales of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver shares of the common stock covered hereby to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell shares of the common stock covered hereby.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required by law).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders, together with their duly authorized agents from time to time, reserve the right to accept and to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  If a selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the common stock offered hereby in the market and to the activities of the selling stockholders and their affiliates.  We will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  The selling stockholders may indemnify broker-dealers that participate in transactions involving the sale of the common stock offered hereby against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF OUR SECURITIES

We have the authority to issue an aggregate of 50,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of non-voting common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.  As of August 31, 2016, we had outstanding 21,405,188 shares of common stock, 7,671,520 shares of non-voting common stock and no shares of preferred stock.  The rights, preferences and privileges of holders of our common stock and our non-voting common stock, are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

The following is a summary of the material terms of our common stock and our non-voting common stock, which are the only classes of capital stock that we currently have outstanding.  This description does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Dividend Rights. Subject to the rights of holders of preferred stock of any series that may be issued and outstanding from time to time, holders of our common stock are entitled to receive such dividends and other distributions in cash, securities or other assets as may be declared by our board of directors from time to time out of our funds or assets that are legally available for dividends and other distributions, and are entitled to share equally on a per share basis in all such dividends and other distributions.

Voting Rights. Each outstanding share of our common stock, other than the class of our stock designated “non-voting common stock” that is described below, is entitled to one vote on all matters submitted to a vote of stockholders generally.  In the event we issue one or more series of preferred or other securities in the future such preferred stock or other securities may be given rights to vote, either together with the common stock or as a separate class on one or more types of matters.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled, subject to the prior rights of any outstanding series of our preferred stock, to share in our net assets, if any, that are available after the payment of all of our debts and other liabilities.

Preemptive Rights. The holders of our common stock have no preemptive rights in their capacities as such holders.  Certain investors who acquired beneficial ownership of an aggregate of 12,740,946 shares of common stock in the financial restructuring transactions described herein were granted rights, subject to certain limitations, to purchase shares of common stock that we may offer in the future to the extent necessary to maintain their respective ownership percentages of our outstanding common stock.

Board of Directors. Holders of common stock do not have cumulative voting rights with respect to the election of directors.  At any meeting to elect directors by holders of our common stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of our capital stock then outstanding will constitute a quorum for such election.  Directors may be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of any then outstanding preferred stock have the right to elect, if any.

Certain Anti-Takeover Effects

Provisions of Delaware Law. We are a Delaware corporation and Section 203 of the Delaware General Corporate Law (“DGCL”) applies to us.  It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders.

Under Section 203 of the DGCL, a Delaware corporation is not permitted to engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder.  As defined for this purpose, the term “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  The term “interested stockholder” is defined to mean a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.  This prohibition does not apply if:

•                prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder becoming an interested stockholder;

•                upon completion of the transaction resulting in the stockholder becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

•                at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions.  We have not opted out of Section 203.

Classified Board of Directors; Removal of Directors for Cause. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms.  Approximately one-third of our board will be elected each year.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office.  All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal.  The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned.  The person filling such position would serve for the term applicable to that class.  The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred.  Members of the board of directors may only be removed for cause by the affirmative vote, taken at a stockholders meeting, of a majority of our outstanding voting stock.  Cause is defined for this purpose to mean conviction of a felony, or gross negligence or misconduct in the performance of a director’s duty to the Company as determined by a court of competent jurisdiction, which adjudication is no longer subject to direct appeal.  These provisions are likely to increase the time required for stockholders to change the composition of the board of directors.  For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.  The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest.  The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder nominations of persons for election to our board of directors and for any proposals to be presented by stockholders at an annual meeting.  Stockholders at an annual meeting will only be able to consider nominations and other proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to nominate a person for election as a director or to bring a proposal for action at the meeting.

Unanimity Required For Stockholder Action Without Meeting.  Our certificate of incorporation provides that stockholder actions may be taken without a meeting only by written consent signed by all stockholders.

Super-Majority Stockholder Vote Required for Certain Actions.  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.  Our certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation.  This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding.  In addition, our amended and restated bylaws may only be amended by the directors then in office.

The affirmative vote of the holders of two-thirds of our outstanding voting stock is also required by our certificate of incorporation, in addition to any other approval that may be required by law, for approval of a business combination with or upon a proposal by an interested stockholder, unless the business combination (1) has been approved by a majority of disinterested directors, or (2) will occur at least three years after the proposing stockholder became an interested stockholder and certain criteria relating to the price to be paid in the business combination are satisfied, or (3) is solely with one of our subsidiaries and certain criteria are satisfied.  For purposes of the foregoing provisions, the term “interested stockholder” is defined as a direct or indirect beneficial owner of more than 10% of our outstanding voting stock.

Effects of Authorized but Unissued Shares. We have shares of common stock and “blank check” preferred stock available for future issuance and our Board may establish the terms of separate series of such preferred stock, without stockholder approval, subject to the limitations imposed by the listing standards of the NASDAQ Capital Market or any securities market or exchange on which our securities may be listed or traded.  These additional shares may be utilized for a variety of corporate purposes, including future private sales or public offerings to raise additional capital, acquisitions of other companies and grants of stock options or other stock-based compensation awards pursuant to employee incentive compensation plans.  The existence of authorized but unissued shares of common stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger, or otherwise.

Regulatory Requirements.  The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued.  The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a savings and loan holding company’s voting securities.  Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a savings and loan holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control.  In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Home Owners’ Loan Act before acquiring control of a savings and loan holding company.  For this purpose, a company is deemed to have control of a savings and loan holding company if the company owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the savings and loan holding company or controls in any manner the election of a majority of the holding company’s directors, and may also be deemed to acquire control of a savings and loan holding company based on a consideration of all relevant facts by the Federal Reserve Board.

Non-Voting Common Stock

The non-voting common stock has all of the attributes and rights of our common stock, other than as described below with respect to voting rights and provisions regarding conversion to common stock.  Holders of the non-voting common stock would be entitled to share ratably with the holders of the common stock, based on the numbers of shares held by each, in any dividends declared on the common stock by the Company’s board of directors and in distributions of any net liquidation proceeds upon dissolution and liquidation of the Company, after payment or provisions for payment of creditors’ claims and distribution of net liquidation proceeds to the extent legally required on any then outstanding shares of preferred stock.

The holders of the non-voting common stock do not have any voting rights, except as required by the DGCL.  Under the DGCL, the holders of stock that by its terms is stated not to have voting rights nonetheless have the right to vote as a separate class on proposed amendments to the issuing corporation’s certificate of incorporation that would change the authorized number of shares of such class, change their par value or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The non-voting common stock is transferable, subject to certain limitations, and will automatically convert into common stock in connection with permitted transfers that are made to new holders of the non-voting common stock that are not affiliated with the holder to whom it was initially issued and which conform to the criteria specified in clauses (iii), (iv) or (v) listed below. These criteria are intended to comply with bank regulatory requirements used to determine whether the holders of the non-voting common stock may be found or presumed to have control (as defined in applicable regulations) of a savings and loan holding company or bank holding company.  The shares of non-voting common stock are only transferrable by the initial holder thereof or an affiliate of the initial holder (i) to an affiliate of the initial holder, (ii) to the Company, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (v) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the initial holder or any affiliate of the initial holder.  The terms of the non-voting common stock further provide that, notwithstanding the foregoing, the Company may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any bank regulator (as defined in the Company’s certificate of incorporation) with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the “non-voting” classification of the non-voting common stock for bank regulatory purposes. Any such restriction would be imposed and deemed effective immediately upon the transmittal by the Company of written notice to such holder specifying in reasonable detail the reason for such restriction.  In the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction would be deemed to have been imposed and effective retroactively to the time of such event, and such conversion would be deemed not to have occurred, so long as such notice is transmitted within 180 days after the event giving rise to such conversion.

Transfer Agent and Registrar

Computershare Investor Services is the transfer agent and registrar for our common stock.  The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing of Our Common Stock

Our common stock is listed on the NASDAQ Capital Market under the symbol “BYFC.”

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Arnold & Porter LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Broadway Financial Corporation and subsidiary as of December 31, 2015 and 2014, and for the years then ended, incorporated herein by reference and included in Broadway Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an amendment to the Registration Statement with the SEC on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby.  This prospectus does not contain all of the information about us and the common stock that is included in the amendment to the Registration Statement and the exhibits and schedules thereto.  We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC.  You may read and copy this amendment to the Registration Statement and the exhibits and schedules thereto, as well as the other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.  The SEC also maintains a website (http://www.sec.gov) that contains information that we and other registrants file electronically with the SEC.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the amendment to the Registration Statement and as exhibits to the Registration Statement or otherwise filed with the SEC, for a complete statement of their terms or other content.  Our website address is www.broadwayfederalbank.com.  The contents of our website are not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC.  The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act, under the file number 000-27464:

•                Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 28, 2016;

•                Proxy Statement for the 2016 Annual Meeting on Schedule 14A, filed with the SEC on April 29, 2016, as amended by Amendment No. 1 thereto, filed with the SEC on May 3, 2016;

•                Quarterly Reports on Form 10-Q for the three months ended: March 31, 2016, filed with the SEC on May 6, 2016; and June 30, 2016, filed with the SEC on August 12, 2016; and

•                Current Reports on Form 8-K filed with the SEC on: February 9, 2016; February 25, 2016; and June 23, 2016.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus.  Any request may be made by writing or telephoning us at the following address or telephone number:

Broadway Financial Corporation
5055 Wilshire Boulevard
Suite 500
Los Angeles, California 90036
Attn: Investor Relations
(323) 634-1700
investor.relations@broadwayfederalbank.com

You may also access the documents incorporated by reference into this prospectus at our website address at http://www.broadwayfederalbank.com.  The other information and content contained on or linked from our website are not part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                          Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses incurred or expected to be incurred in connection with these Post-Effective Amendments to the Registration Statements and the transactions contemplated hereby, all of which are to be paid by the registrant:

ITEM	AMOUNT
SEC registration fee	$0
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Miscellaneous expenses	3,000
$43,000

Item 14.                          Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination of or limitation on the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, no such provision can eliminate or limit a director’s liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper.  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.  Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Our certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Item 15.                          Recent Sales of Unregistered Securities

During the three years preceding the filing of these Post-Effective Amendments to the Registration Statements, the Registrant has not sold its securities without registration under the Securities Act of 1933, as amended, except as described below:

On October 16, 2014, the Company issued 1,856,229 shares of voting common stock and 6,973,320 shares of non-voting common stock, made certain payments of principal and interest on its outstanding Debentures and entered into a supplemental indenture with respect to the Debentures extending the original March 17, 2014 maturity of the Debentures to March 17, 2024 and modified the payment terms thereof, pursuant to the respective transactions and related agreements entered into in connection with the financial restructuring transactions described herein under the caption “Broadway Financial Corporation - Financial Restructuring Transactions - 2014 Transactions.”  Each of the sales of voting common stock and non-voting common stock, and the modification of the terms of the Debentures, was conducted without registration under the Securities Act in reliance on the exemption from such registration requirement provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.  Each of the purchasers of stock and the holders of the Debentures is believed by the Company to be an accredited investor or other qualified person and none were initially contacted through any advertising or other general solicitation efforts.  The shares of voting common stock and non-voting common stock were sold for cash at a price of $1.10 per share.  No consideration was paid by the holder of the Debentures other than such holder’s agreement to the modification of the terms thereof.  Additional information regarding these transactions is provided in the Current Report on Form 8-K filed by the Company with the Commission on October 21, 2014, which report is incorporated herein by reference.

The Company issued $25,000 of common stock on April 14, 2014 to an individual engaged by the Company to provide financial advisory services as part of the compensation agreed to be paid by the Company for such services in connection with the 2013 Recapitalization Transactions of the Company described herein under the caption “Broadway Financial Corporation - Financial Restructuring Transactions - 2013 Recapitalization Transactions.”  The number of shares issued for this purpose, 22,477, was based on the weighted average of closing prices for the Company’s common stock on the Nasdaq Capital Market, for the ten trading days ended April 4, 2014 of $1.11.  This issuance of common stock was effected in reliance on the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

The Company issued 82,031 shares of common stock on December 18, 2013 to a financial advisory firm that had been engaged by the Company.  The shares were issued in connection with settlement of a dispute regarding the amount of fees payable by the Company to such firm.  The terms of settlement included payments of $105,000 in cash and issuance of common stock having a value, based on a five-day average of closing prices for the Company’s common stock, of $105,000.  This issuance of common stock was effected in reliance on the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

On August 22, 2013, the Company issued 13,997 shares of its Common Stock Equivalents (including 698 shares of such stock that were concurrently exchanged by the holder for 6,982 shares of the Company’s Series G Non-Voting Preferred Stock) and 4,235,500 shares of its common stock pursuant to the respective transactions and related agreements entered into in connection with the 2013 Recapitalization Transactions described herein.  Each of the exchanges and sales of Common Stock Equivalents and common stock was conducted without registration under the Securities Act in reliance on the exemption from such registration requirement provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.  Each of the exchanging and purchasing entities is believed by the Company to be an accredited investor and none were initially contacted through any advertising or other general solicitation efforts.  The shares of common stock were sold in the related subscription offering for cash at a price of $1.00 per share.  The Common Stock Equivalents were valued on an as-converted basis of $1,000 per share, reflecting the fact that they were mandatorily convertible into 1,000 shares of common stock upon receipt of the requisite stockholder vote, for purposes of determining the number of shares of Common Stock Equivalents to be issued in exchange for the shares of the respective series of the Company’s outstanding preferred stock, accrued dividends on the TARP Preferred Stock and a portion of the principal amount of the Bank Loan.  Additional information regarding these transactions is provided in the Current Report on Form 8-K filed by the Company with the Commission on August 28, 2013, which report is incorporated herein by reference.

Item 16.                          Exhibits and Financial Statement Schedules

Reference is made to the Exhibit Index filed as part of these Post-Effective Amendments to the Registration Statements.  All exhibits have been previously filed unless otherwise noted.

Item 17.                          Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(a)                                 provided, however, that:

(b)                                 paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(2)                            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)                            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)                                 The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 16, 2016.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	President and Chief Executive Officer

We, the undersigned directors and officers of Broadway Financial Corporation do hereby constitute and appoint Wayne-Kent A. Bradshaw and Brenda J. Battey, and each of them acting individually, with full individual power of substitution, our true and lawful attorneys-in-fact and agents with full power to them, and to each of them acting individually, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in our name and in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and the rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, the power and authority to sign for any of us in our names and in the capacities indicated below any and all amendments, including post-effective amendments, hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date

/s/ Wayne-Kent A. Bradshaw	President and Chief Executive Officer
Wayne-Kent A. Bradshaw	(principal executive officer) and Director
September 16, 2016
*	Senior Vice President and Chief Financial Officer (principal financial
Brenda J. Battey	officer and principal accounting officer)	September 16, 2016

*	Director, Chairman of the Board
Virgil Roberts		September 16, 2016

*	Director
Kellogg Chan		September 16, 2016

*	Director
Robert C. Davidson		September 16, 2016

*	Director
A. Odell Maddox		September 16, 2016

*	Director
Daniel Medina		September 16, 2016

*	Director
Dutch C. Ross III		September 16, 2016

*	Director
Erin Selleck		September 16, 2016

*	/s/ Wayne-Kent A. Bradshaw
Attorney-in-Fact
Dated: September 16, 2016

EXHIBIT INDEX

Exhibit Number*	Description

3.1	Certificate of Incorporation of Registrant, including amendments thereto (Exhibit 3.1 to Form 10-Q filed by the Registrant on November 13, 2014)

3.2	Bylaws of Registrant (Exhibit 3.2 to Form 10-K filed by Registrant on March 28, 2016)

5.1	Opinion of Arnold & Porter LLP (Exhibit 5.1 to Form S-1/A (Registration No. 333-192451) filed by Registrant on January 7, 2014)

5.2	Opinion of Arnold & Porter LLP (Exhibit 5.1 to Form S-1/A (Registration No. 333-201233) filed by Registrant on March 13, 2015)

10.8	Amended and Restated Broadway Financial Corporation 2008 Long Term Incentive Plan (Exhibit 10.3 to Form 10-Q filed by Registrant on August 12, 2016)

10.14	Deferred Compensation Plan (Exhibit 10.14 to Form S-1 filed by Registrant on November 20, 2013)

10.15	Salary Continuation Agreement Between Broadway Federal Bank and Chief Executive Officer Paul C. Hudson (Exhibit 10.15 to Form S-1 filed by Registrant on November 20, 2013)

10.19.1	Exchange Agreement by and between Broadway Financial Corporation and The United States Department of the Treasury (Exhibit 10.19 to Form 10-K filed by Registrant on April 1, 2013)

10.19.2	Amendment No. 1 to Exchange Agreement by and between the Registrant and The United States Department of the Treasury (Exhibit 10.19.2 to Form S-1 filed by Registrant on November 20, 2013)

10.20

Exchange Agreement by and among Broadway Financial Corporation, the Insurance Exchange of the Automobile Club, and the Automobile Club of Southern California (Exhibit 10.20 to Form 10-K filed by Registrant on April 1, 2013)

10.21.1	Exchange Agreement by and between the Registrant and BBCN Bancorp, Inc. (Exhibit 10.21.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.21.2	Investor Rights Letter by and between the Registrant and BBCN Bancorp, Inc. (Exhibit 10.21.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.1	Exchange Agreement by and between the Registrant and National Community Investment Fund (Series C for Series F Preferred Stock) (Exhibit 10.22.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.2	Investor Rights Letter by and between the Registrant and National Community Investment Fund (Exhibit 10.22.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.3	Exchange Agreement by and between the Registrant and National Community Investment Fund (Series F for Series G Preferred Stock) (Exhibit 10.22.3 to Form 10-Q filed by Registrant on November 14, 2013)

10.23

Registration Rights Agreement among the Registrant, CJA Private Equity Financial Restructuring Master Fund I LP, National Community Investment Fund and BBCN Bancorp, Inc. (Exhibit 10.23 to Form 10-Q filed by Registrant on November 14, 2013)

10.24.1	Form of 2013 Subscription Agreements entered into by the Registrant with various purchasers of the Registrant’s common stock (Exhibit 10.24 to Form 10-Q filed by Registrant on November 14, 2013)

10.24.2	Form of 2014 Subscription Agreements entered into by the Registrant with various purchasers of the Registrant’s common stock (Exhibit 10.1 to Form 10-Q filed by Registrant on November 13, 2014)

10.25.1	Subscription Agreement between the Registrant and CJA Private Equity Financial Restructuring Master Fund I LP (Exhibit 10.25.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.25.2	Investor Rights Letter between the Registrant and CJA Private Equity Financial Restructuring Master Fund I LP (Exhibit 10.25.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.26.1	Subscription Agreement between the Registrant and Valley Economic Development Center, Inc. (Exhibit 10.26.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.26.2	Investor Rights Letter between the Registrant and Valley Economic Development Center, Inc. (Exhibit 10.26.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.27	Agreement for Partial Satisfaction of Debt Previously Contracted by and among BBCN Bank and the Registrant (Exhibit 10.27 to Form 10-Q filed by Registrant on November 14, 2013)

10.28.1	Subscription Agreement between the Registrant and Gapstow Financial Growth Capital Fund I LP (Exhibit 10.2.1 to Form 10-Q filed by Registrant on November 13, 2014)

10.28.2	Investor Rights Letter between the Registrant and Gapstow Financial Growth Capital Fund I LP (Exhibit 10.2.2 to Form 10-Q filed by Registrant on November 13, 2014)

10.29.1	Subscription Agreement between the Registrant and National Community Investment Fund (Exhibit 10.3.1 to Form 10-Q filed by Registrant on November 13, 2014)

10.29.2	Investor Rights Letter between the Registrant and National Community Investment Fund (Exhibit 10.4 to Form 10-Q filed by Registrant on November 13, 2014)

21.1	List of Subsidiaries (Exhibit 21.1 to Form S-1 filed by Registrant on November 20, 2013)

23.1	Consent of Moss Adams LLP

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1

Order to Cease and Desist, issued by Office of Thrift Supervision to Broadway Financial Corporation, Order No.: WN 10-026, effective September 9, 2010 (Exhibit 99.1 to Form 8-K filed by the Registrant on September 16, 2010)

99.2

Order to Cease and Desist, issued by Office of Thrift Supervision to Broadway Federal Bank, f.s.b., Order No.: WN-10-025, effective September 9, 2010 (Exhibit 99.2 to Form 8-K filed by the Registrant on September 16, 2010)

99.3

Consent Order, issued by Comptroller of the Currency to Broadway Federal Bank, f.s.b., Order No. AA-EC-2013-XX, effective October 30, 2013 (Exhibit 99.1 to Form 8-K filed by Registrant on November 5, 2013)

Pursuant to Regulation S-K, Item 601(b)(4)(iii), instruments that define the rights of holders of the Company’s long-term debt securities, where the long-term debt securities authorized under each such instrument do not exceed 10% of the Registrant’s total assets, have been omitted and will be furnished to the Commission upon request.

* Exhibits followed by a parenthetical reference are incorporated by reference herein from the document filed by the Registrant with the SEC described therein. Except as otherwise indicated, the SEC File No. for each incorporated document is 000-27464.